THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION BECAUSE THEY ARE BELIEVED TO BE EXEMPT FROM REGISTRATION UNDER SECTION 4(6) AND/OR SECTION 4(2) OF THE SECURITIES ACT OF 1933, AND RULE 506 PROMULGATED THEREUNDER. ACCORDINGLY, THESE SECURITIES MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER AUTHORITY HAS PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION PROVIDED TO THE INVESTORS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY, AND THE RISKS, MERITS AND TERMS OF THIS OFFERING IN MAKING AN INVESTMENT DECISION.


                        COMMON STOCK PURCHASE WARRANT


                           TRYCERA FINANCIAL, INC.
                            (A NEVADA CORPORATION)

                           Dated: ______ ____, 2005

CERTIFICATE NUMBER:  A-___                         __________ WARRANTS

    THIS CERTIFIES THAT ______________________ (hereinafter called the "Holder") will in the future during the period hereinafter specified, upon fulfillment of the conditions and subject to the terms hereinafter set forth, be entitled to purchase from Trycera Financial, Inc., a Nevada corporation (the "Company"), ______________ shares (the "Shares") of the Company's common stock, par value $.001 per share ("Common Stock"), at an exercise price of $1.25 per Share (the "Exercise Price"), on the basis of one share for each warrant (the "Warrant") indicated on the face hereof. However, the Warrants are exercisable at $1.00 per share (20% discount) from the date of purchase and through one year from the closing date of December 31, 2005, (the "Closing Date") as set forth in the Confidential Private Offering Term Sheet dated September 20, 2005, issued by the Company (the "Term Sheet"). Thereafter they are exercisable after one year through two years from the Closing Date at $1.125 per share (10% discount). Beyond two years from the Closing Date, the Warrants are exercisable at $1.25 per share. All warrants are exercisable at any time prior to December 31, 2010.

     Commencing immediately and ending on December 31, 2010, unless extended by the Company in its sole discretion ("Expiration Date"), the Holder shall have the right to purchase the Shares hereunder at the Exercise Price. After the Expiration Date, the Holder shall have no right to purchase any Shares hereunder and this Warrant shall expire thereon effective at 5:00 p.m., Pacific Time.

     By acceptance of this Warrant Certificate, the Holder agrees to the following terms and conditions:

     1.   Method of Exercise.

          a. This Warrant may be exercised by delivery of this Warrant Certificate and the duly completed and executed form of election to purchase attached hereto setting forth the number of Warrants to be exercised, together with a certified check or bank check payable to the order of, or bank wire transfer to, the Company in the amount of the full Exercise Price of the Common Stock being purchased.

          b. Upon receipt of this Warrant Certificate with the exercise form duly executed, together with payment in full of the aggregate Exercise Price of the shares of Common Stock to be purchased, the Company shall make prompt delivery of certificates evidencing the total number of shares of Common Stock issuable upon such exercise, in such names and denominations as are required for delivery to, or in accordance with the instructions of the Holder. Such Common Stock certificates shall be deemed to be issued, and the person to whom such shares of Common Stock are issued of record shall be deemed to have become a holder of record of such shares of Common Stock, as of the date of the surrender of such Warrant Certificate and payment of the Exercise Price, whichever shall last occur; provided, that if the books of the Company with respect to the transfer of Common Stock are then closed, such shares shall be deemed to be issued, and the person to whom such shares of Common Stock are issued of record shall be deemed to have become a record holder of such shares, as of the date on which such transfer books of the Company shall next be open (whether before, on, or after the expiration of these Warrants). If this Warrant Certificate shall be surrendered for exercise within any period during which the transfer books for the Common Stock or other securities purchasable upon the exercise of Warrants are closed for any reason, the Company shall not be required to make deliver of certificates for the securities purchasable upon such exercise until the date of the reopening of said transfer books.

          c. Subject to subsection 1(b), if less than all the Warrants evidenced by this Warrant Certificate are exercised upon a single occasion, a new Warrant Certificate for the balance of the Warrants not so exercised shall be issued and delivered to, or in accordance with transfer instructions properly given by, the Holder, until the expiration of the applicable Warrant Exercise Period.

          d. All Warrant Certificates surrendered upon exercise of Warrants shall be canceled.

     2. Expiration of Warrant. At the Expiration Date, each Warrant will, respectively, expire and become void and of no value.

     3. Registration Rights. The Company hereby grants to the Holder the registration rights set forth in the Term Sheet.

     4. Redemption. The Warrants represented by this certificate are subject to redemption by the Company at $.01 per Warrant, at any time after the date hereof, upon thirty (30) days notice if the closing price of the Company's Common Stock equals or exceeds 200% of the Exercise Price hereof for twenty (20) consecutive trading days at any time prior to notice of redemption.

     5. Taxes. The Holder shall pay all documentary, stamp or similar taxes and other government charges that may be imposed with respect to the issuance or transfer of the Warrants, or the issuance, transfer or delivery of any shares of Common Stock upon the exercise of the Warrants.

     6. Mutilated or Missing Warrant Certificates. If this Warrant Certificate is mutilated, lost, stolen, or destroyed, the Company may, on such terms as to indemnity or otherwise as it may in its discretion impose (which shall, in the case of a mutilated Warrant Certificate, include the surrender thereof), and upon receipt of evidence satisfactory to the Company of such mutilation, loss, theft, or destruction, issue a substitute Warrant Certificate. The Company may require the holder of a lost Warrant Certificate to post a bond for the amount of the shares underlying the Warrant Certificate. Applicants for substitute Warrant Certificates shall comply with any reasonable regulations (and pay any reasonable charges) prescribed by the Company.

     7. Reservation of Shares. For the purpose of enabling the Company to satisfy its obligation to issue Common Stock upon the exercise the Warrants represented by this Warrant Certificate, the Company shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock, the full number of shares which may be issued upon the exercise of these Warrants; such shares of Common Stock shall upon issuance be fully paid, nonassessable, and free from all taxes, liens, charges, and security interests with respect to the issuance thereof.

     8. Adjustments. If, prior to the exercise of these Warrants, the Company shall have effected one or more stock split-ups, stock dividends or other increases or reductions of the number of shares of its Common Stock outstanding without receiving reasonable compensation therefor in money, services, or property, the number of shares of Common Stock subject to the Warrants shall, (i) if a net increase shall have been effected in the number of outstanding shares of Common Stock, be proportionately increased, and the cash consideration payable per share shall be proportionately reduced, and, (ii) if a net reduction shall have been effected in the number of outstanding shares of Common Stock, be proportionately reduced and the cash consideration payable per share be proportionately increased.

     9.   Notice to Holders.

          a. Upon any adjustment as described in Paragraph 8 hereof, the Company shall, within twenty (20) days thereafter, cause written notice setting forth the details of such adjustment, the method of calculation, and the facts upon which such calculation is based, to be given to the Holder as of the record date applicable thereto.

          b. If the Company proposes to enter into any reorganization, reclassification, sale of all or substantially all of its assets, consolidation, merger, dissolution, liquidation, or winding up, the Company shall give notice of such fact at least thirty (30) days prior to such action to the Holder, which notice shall set forth such facts and indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Exercise Price and the kind and amount of the shares or other securities and property deliverable upon exercise of the Warrants. Failure of the Company to give notice shall not invalidate any corporate action taken by the Company.

     10. No Fractional Warrants or Shares. The Company shall not be required to issue fractions of Warrants upon the reissue of Warrants, any adjustments as described in Paragraph 7 hereof, or otherwise; but the Company in lieu of issuing any such fractional interest, shall round up or down to the nearest full Warrant. If the total Warrants surrendered for exercise would result in the issuance of a fractional share of Common Stock, the Company shall not be required to issue a fractional share but rather the aggregate number of shares issuable shall be rounded up or down to the nearest full share.

     11. Rights of Holder. The Holder, as such, shall not have any rights of a shareholder of the company, either at law or equity, and the rights of the Holder, as such, are limited to those rights expressly provided in this Warrant Certificate. The Company may treat the Holder in respect of any Warrant Certificate as the absolute owner thereof for all purposes notwithstanding any notice to the contrary.

     12. Transfer and Assignment. This Warrant Certificate, and the rights of the Holder hereunder, shall not be transferable and assignable, in whole or in part, without the prior written consent of the Company. Any permitted transfer or assignment shall be effected by the Holder (i) completing and executing a form of assignment furnished by the Company and (ii) surrendering this Warrant Certificate with such duly completed and executed assignment form for cancellation, accompanied by funds sufficient to pay any transfer tax, at the principal executive office of the Company; whereupon the Company shall issue, in the name or names specified by the Holder (including the Holder) a new Warrant Certificate or Certificates of like tenor with appropriate legends restricting transfer under the Securities Act of 1933, as amended (the "Act") and representing in the aggregate rights to purchase the same number of Shares as are purchasable hereunder. Prior to due presentment for transfer or assignment hereof, the Company may treat the Holder as the absolute owner hereof and of each Warrant represented hereby (notwithstanding any notations of ownership or writing hereon made by anyone other than a duly authorized officer of the Company) for all purposes and shall not be affected by any notice to the contrary.

     13. Compliance with Securities Laws. This Warrant may not be exercised or sold, transferred, assigned, or otherwise disposed of at any time by the Holder unless the transaction is registered under the Act or, in the opinion of the Company (which may in its discretion require the Holder to furnish it with an opinion of counsel in form and substance satisfactory to it), such exercise, sale, transfer, assignment, or other disposition does not require registration under the Act and a valid exemption is available under applicable federal and state securities laws.

     IN WITNESS WHEREOF, Trycera Financial, Inc. has caused this Warrant Certificate to be signed by its duly authorized officer.

                                        Trycera Financial, Inc.


                                        By ___________________________

                                        Its __________________________

                                PURCHASE FORM

                 (To be signed only upon exercise of Warrant)

     The undersigned, the Holder of the foregoing Warrant Certificate, hereby irrevocably elects to exercise the purchase rights represented by such Warrants for, and to purchase thereunder, Shares of the Common Stock of Trycera Financial, Inc., and herewith makes payment of $_______ therefore and requests that the share certificates be issued in the name(s) of, and delivered to the following name and address:

     Name: _________________________
     Address: ______________________
              ______________________


     The Holder hereby represents and warrants that he, she, or it is an "accredited investor" as defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission.

Dated: ________________, 200___


                                        ______________________________
                                        Signature